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                      May 22, 2023

       Dale W. Boyles
       Chief Financial Officer
       Warrior Met Coal, Inc.
       16243 Highway 216
       Brookwood, Alabama 35444

                                                        Re: Warrior Met Coal,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 15,
2023
                                                            File No. 001-38061

       Dear Dale W. Boyles:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation